Exhibit (a)(1)(i)

John Hancock Patriot Premium Dividend Fund II
601 Congress Street
Boston, Massachusetts 02210

Dear Shareholder:

On March 31, 2008, the Board of Trustees of the John Hancock Patriot Premium Dividend Fund II (the “Fund”), approved a tender offer for shares of the Fund’s Common Shares. The Fund is commencing an offer to purchase up to 5% of its issued and outstanding shares upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the related Letter of Transmittal (which together constitute the “Offer”). If more than 5% of the Common Shares is tendered and not withdrawn, any purchases will be made on a pro rata basis. The offer is for cash at a price per share equal to 98% of the Fund’s net asset value (“NAV”) as of the close of ordinary trading on the New York Stock Exchange (as described below). The Offer is designed to provide shareholders of the Fund the opportunity to redeem shares based on their NAV should they wish to do so.

In order to participate, the materials described in the Offer must be delivered to Mellon Investor Services LLC by 5:00 p.m. New York City time, September 23, 2008, or such later date to which the Offer is extended (the “Expiration Date”). The pricing time and date for the Offer is currently scheduled to be the close of ordinary trading on the New York Stock Exchange on September 23, 2008. Should the Offer be extended beyond September 23, 2008, the pricing date will be the newly designated Expiration Date. The amount to be paid per share will be 98% of the NAV of the Common Shares as of the close of ordinary trading on the New York Stock Exchange on the pricing date. Shareholders who choose to participate in the Offer can expect payments for shares tendered and accepted to be mailed within approximately ten business days after the Expiration Date. The Fund will charge a per account fee of $25.00 (“Service Fee”) for each a ccount for which any shares are tendered and accepted to help defray the costs of conducting the Offer. Shareholders whose shares are not held of record in the name of a broker, dealer, commercial bank, trust company or other nominee (“Nominee”) must attach a certified check or money order for an amount equal to $25.00 with the Letter of Transmittal. Shareholders whose shares are held of record in the name of a Nominee should not include a certified check or money order for the Service Fee; rather, the Nominee will pay the Service Fee and that firm may bill you separately for that fee. The Service Fee will be returned to you or the Nominee, as appropriate, only if the Fund does not accept any of the shares that you have tendered. Shareholders should carefully consider the economics involved when tendering shares and the potential impact a $25.00 Service Fee might have on their distribution proceeds in the event that more than 5% of the Common Shares are tendered and not withdrawn, and the Fund purchases the tendered shares on a pro rata basis.

If, after carefully evaluating all of the information set forth in the Offer to Purchase, you wish to tender shares pursuant to the Offer, please follow the instructions contained in the Offer to Purchase and Letter of Transmittal or, if your shares are held of record in the name of a broker, dealer, commercial bank, trust company or other nominee, contact that firm to effect the tender for you. Shareholders are urged to consult their own investment and tax advisers and make their own decisions whether to tender any shares and, if so, how many shares to tender.

As of the close of ordinary trading on the New York Stock Exchange on August 6, 2008, the Fund’s NAV was $10.32 per share and 55,368,340 shares were issued and outstanding. The Fund’s NAV during the pendency of this Offer may be obtained by contacting Mellon Investor Services LLC, the Fund’s Depositary and Information Agent (the “Depositary”), toll free at: 1-877-289-0135 (from within the U.S., Canada or Puerto Rico) or collect at 1-201-680-6579 (from outside the U.S.).

NEITHER THE FUND NOR ITS BOARD OF TRUSTEES IS MAKING ANY RECOMMENDATION TO ANY SHAREHOLDER WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES IN THE OFFER. THE FUND AND BOARD URGE EACH SHAREHOLDER TO READ AND EVALUATE THE OFFER AND RELATED MATERIALS CAREFULLY AND MAKE HIS OR HER OWN DECISION. QUESTIONS, REQUESTS FOR ASSISTANCE AND REQUESTS FOR ADDITIONAL COPIES OF THE OFFER SHOULD BE DIRECTED TO MELLON INVESTOR SERVICES LLC, AT 1-877-289-0135 (FROM WITHIN THE U.S., CANADA OR PUERTO RICO) OR 1-201-680-6579 (FROM OUTSIDE THE U.S.).

Sincerely,

Keith F. Hartstein

President and Chief Executive Officer

August 26, 2008

OFFER TO PURCHASE FOR CASH

BY

JOHN HANCOCK PATRIOT PREMIUM DIVIDEND FUND II
(THE “FUND”)

UP TO 2,768,417 OF ITS ISSUED AND OUTSTANDING
SHARES OF COMMON SHARES
(THE “SHARES”)

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00  P.M.,

NEW YORK CITY TIME ON SEPTEMBER 23, 2008, UNLESS THE OFFER IS EXTENDED.

THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL (WHICH, TOGETHER WITH ANY AMENDMENTS OR SUPPLEMENTS THERETO, COLLECTIVELY CONSTITUTE THE “OFFER”) ARE NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT ARE SUBJECT TO OTHER CONDITIONS AS OUTLINED HEREIN AND IN THE LETTER OF TRANSMITTAL.

NEITHER THE FUND, ITS BOARD OF DIRECTORS THE FUND’S INVESTMENT ADVISER, MAKES ANY RECOMMENDATION AS TO WHETHER TO TENDER OR NOT TO TENDER SHARES IN THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN AND IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY JOHN HANCOCK PATRIOT PREMIUM DIVIDEND FUND II. THE FUND HAS BEEN ADVISED THAT NO DIRECTOR OR OFFICER OF THE FUND INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

IMPORTANT

Any shareholder of the Fund (“Shareholder”) desiring to tender any portion of his or her common shares to the Fund should either (1) complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal with his or her certificates for the tendered shares if such Shareholder has been issued physical certificates, signature guarantees for all Shareholder tendering uncertificated shares, and any other required documents to Mellon Investor Services LLC, (the “Depositary”), or (2) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him. Shareholder having shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender shares so regist ered.

Questions, requests for assistance and requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to Mellon Investor Services LLC, the Information Agent, in the manner set forth in this Offer to Purchase.

If you do not wish to tender your Shares, you need not take any action.

August 26, 2008

OFFER TO PURCHASE

JOHN HANCOCK PATRIOT PREMIUM DIVIDEND FUND II

OFFER TO PURCHASE FOR CASH 2,768,417
OUTSTANDING SHARES OF COMMON SHARES

SUMMARY TERM SHEET

THIS SUMMARY HIGHLIGHTS CERTAIN INFORMATION IN THIS OFFER TO PURCHASE. TO UNDERSTAND THE OFFER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE TERMS OF THE OFFER, YOU SHOULD READ CAREFULLY THIS ENTIRE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL. WE HAVE INCLUDED SECTION REFERENCES PARENTHETICALLY TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION IN THE OFFER TO PURCHASE OF THE TOPICS IN THIS SUMMARY.

What and how many securities is John Hancock Patriot Premium Dividend Fund II (the “Fund”) offering to purchase? (See Section 1, “Price; Number of Shares; Service Fee”)

The Fund is offering to purchase up to 5% or 2,768,417 shares (the “Offer Amount”) of its shares of Common Shares (“Share” or “Shares”). If the number of Shares properly tendered and not withdrawn prior to the date and time the offer expires is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of the offer, purchase all Shares tendered. If more Shares than the Offer Amount are properly tendered and not withdrawn prior to the date the offer expires, the Fund will purchase the Offer Amount on a pro rata basis. Shareholders cannot be assured that all of their tendered Shares will be repurchased.

How much and in what form will the Fund pay me for my Shares? (See Section 1, “Price; Number of Shares; Service Fee” and Section 4, “Payment for Shares”)

The Fund will pay cash for any Shares purchased pursuant to the offer. The purchase price will equal 98% of the net asset value (“NAV”) per share, as of the close of ordinary trading on the New York Stock Exchange on September 23, 2008, unless the offer is extended. As of August 6, 2008, the Fund’s NAV was $10.32 per Share. Of course, the NAV can change every business day.

When does the offer expire? Can the Fund extend the offer, and if so, when will the Fund announce the extension? (See Section 1, “Price; Number of Shares; Service Fee” and Section 15, “Extension of Tender Period; Termination; Amendments”)

•

The offer expires on September 23, 2008, at 5:00 p.m., New York City time, unless the Fund extends the offer.

•

The Fund may extend the offer period at any time. If it does, the Fund will determine the purchase price on the new expiration date.

—

If the offer period is extended, the Fund will make a public announcement of the extension no later than 9:00 a.m. Eastern time on the next business day following the previously scheduled expiration date.

Will I have to pay any fees or commissions? (See Section 1, “Price; Number of Shares; Service Fee,” Section 4, “Payment for Shares” and Section 16, “Fees and Expenses”)

Yes, a Service Fee of $25.00 must be paid to Mellon Investor Services LLC (the “Depositary”) for each account for which any shares are tendered to help defray certain costs, including the processing of tender forms, effecting payment, postage and handling. In the case where none of the Shares you tender are accepted, the Service Fee will be returned.

Does the Fund have the financial resources to pay me for my Shares? (See Section 11, “Source and Amount of Funds”)

Yes. Assuming the Fund purchases 2,768,417 Shares at 98% of the August 6, 2008 NAV of $10.32 per Share ($10.11 per Share), the Fund’s total cost, not including fees and expenses incurred in connection with the offer, will be approximately $27,988,695.87. The Fund intends to first use cash on hand to pay the purchase price for Shares tendered, and then intends to sell portfolio securities to raise the additional cash needed for the purchase of the Shares. The Fund will not borrow money to finance the purchase of Shares in the offer.

How do I tender my Shares? (See Section 2, “Procedures for Tendering Shares”)

If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that firm if you wish to tender your Shares.

All other shareholders wishing to participate in the offer must, prior to the date and time the offer expires, EITHER:

•

Complete and execute the Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, and any other documents required by the Letter of Transmittal. You must send these materials along with a $25.00 certified check or money order made payable Mellon Investor Services LLC at its address set forth on page 2 of this Offer. If you hold certificates for Shares, you must send the certificates to the Depositary at its address set forth on page 2 of this Offer. If your Shares are held in book-entry form, you must comply with the Book-Entry Delivery Procedure set forth in Section 2.C of this offer. In all these cases, the Depositary must receive these materials prior to the date and time the offer expires.

OR

•

Comply with the Guaranteed Delivery Procedure set forth in Section 2.D of this Offer.

The Fund’s transfer agent holds Shares in uncertificated form for certain shareholders pursuant to the Fund’s dividend reinvestment plan. When a shareholder tenders share certificates, the Depositary will accept any of the shareholder’s uncertificated shares for tender first, and accept the balance of tendered shares from the shareholder’s certificated shares.

Until what time can I withdraw tendered Shares? (See Section 3, “Withdrawal Rights”)

You may withdraw your tendered Shares at any time before 5:00 p.m. New York City time on the date the offer period expires. In addition, after 5:00 p.m. New York City time on October 23, 2008, if the Fund has not yet accepted tendered shares for payment, you may withdraw your tendered shares.

How do I withdraw tendered Shares? (See Section 3, “Withdrawal Rights”)

If you desire to withdraw tendered Shares, you should either:

•

Give proper written notice to the Depositary; or

•

If your Shares are held of record in the name of a broker, dealer, commercial bank, trust company or other nominee, contact that firm to withdraw your tendered Shares.

Will there be any tax consequences to tendering my Shares? (See Section 2, “Procedures for Tendering Shares,” Section 10, “Certain Effects of the Offer” and Section 14, “Certain Federal Income Tax Consequences”)

If your tendered Shares are purchased, it will be a taxable transaction either in the form of a “sale or exchange” or, under certain circumstances, as a “dividend.

Please consult your tax adviser as to the tax consequences of tendering your Shares in this offer.

What is the purpose of the offer? (See Section 6, “Purpose of the Offer”)

The purpose of the offer is to fulfill a commitment made by the Fund’s Board of Trustees at its March 31, 2008 Board meeting to implement a semi-annual series tender offer program. As part of the Board of Trustees’ review of available options to enhance shareholder value, the Fund will offer to purchase up to 5% of the Fund’s outstanding common shares at 98% of net asset value (NAV) on the date the tender offer expires, provided that the common shares of the Fund have traded at an average daily discount to NAV of greater than 10% during a 12-week measurement period. The tender offers will occur twice a year if the thresholds are met.

The Fund’s Board of Trustees intends to review the program annually to determine whether this tender offer effectively reduces the Fund’s market discount and the Board of Trustees may decide to make similar offers in the future. In addition, if a discount to the Fund’s NAV persists, the Board of Trustees may consider alternative methods of reducing the discount.

Please bear in mind that neither the Fund nor its Board of Trustees has made any recommendation as to whether or not you should tender your Shares. Shareholders are urged to consult their own investment and tax advisers and make their own decisions whether to tender any Shares and, if so, how many Shares to tender.

What are the most significant conditions of the offer? (See Section 5, “Certain Conditions of the Offer”)

It is the Board of Trustees’ policy that the Fund cannot accept Shares tendered for payment under any one of the following circumstances that, in the view of the Board of Trustees, make it inadvisable to proceed with the offer, purchase or payment. The following is not a complete list of the conditions of the offer. For a complete list of the conditions of the offer, please see Section 5, “Certain Conditions of the Offer.”

•

The Fund would be unable to sell portfolio securities in an orderly manner and the sale would have an adverse effect on the NAV of the Fund to the detriment of those shareholders who do not tender their Shares.

•

The offer could impair compliance with U.S. Securities and Exchange Commission or Internal Revenue Service requirements.

•

Trading generally or prices on the New York Stock Exchange are suspended or limited.

•

The purchase of Shares in the offer would result in the delisting of the Shares on the New York Stock Exchange.

•

In the Board of Trustees’ judgment, there is any material legal action or proceeding instituted or threatened, challenging the offer or otherwise materially adversely affecting the Fund.

•

Certain circumstances beyond the Fund’s control, including limitations imposed by federal or state authorities on the extension of credit by lenders or where banks have suspended payment.

•

Circumstances where, in the Board of Trustees’ judgment, the Fund or its shareholders may be adversely affected if Shares were purchased in the offer.

•

The Board of Trustees determines that the purchase of Shares would be a breach of their fiduciary duty.

If I decide not to tender, how will the offer affect my Shares? (See Section 10, “Certain Effects of the Offer” and Section 16, “Fees and Expenses”)

If you do not tender your Shares (or if you own Shares following completion of the offer) you will be subject to any increased risks associated with the reduction in the Fund’s total assets due to the payment for the tendered Shares. These risks may include greater volatility due to decreased diversification and proportionately higher expenses. The reduced net assets of the Fund as a result of the offer may result in less investment flexibility for the Fund, depending on the number of Shares repurchased, and may have an adverse effect on the Fund’s investment performance.

Whom do I contact if I have questions about the tender offer?

For additional information or assistance, you may contact the Depositary toll-free at 1-877-289-0135 (from within the U.S., Canada or Puerto Rico) or collect at 1-201-680-6579 (from outside the U.S.) between the hours of 9:00 a.m. and 6:00 p.m. Eastern time, Monday through Friday, except holidays.

JOHN HANCOCK PATRIOT PREMIUM DIVIDEND FUND II
OFFER TO PURCHASE FOR CASH 2,768,417
OF ITS ISSUED AND OUTSTANDING SHARES OF
COMMON SHARES AT 98% OF NET ASSET VALUE PER SHARE
__________________________________________________

THE OFFER PERIOD AND WITHDRAWAL RIGHTS
WILL EXPIRE AT 5:00  P.M. NEW YORK CITY TIME
ON SEPTEMBER 23, 2008, UNLESS THE OFFER IS EXTENDED.
__________________________________________________

Introduction

To the holders of Common Shares of John Hancock Patriot Premium Dividend Fund II:

John Hancock Patriot Premium Dividend Fund II, a diversified, closed-end management investment company organized as a Massachusetts business trust (the “Fund”), is offering to purchase up to 5%, or 2,768,417 shares (“Offer Amount”) of its Common Shares (“Shares”), for cash at a price (the “Purchase Price”) equal to 98% of their net asset value (“NAV”) as of the close of ordinary trading on the New York Stock Exchange on September 23, 2008, or if the offer is extended, on the day the extended offer expires. The offer period and withdrawal rights will expire at 5:00 p.m. New York City time on September 23, 2008 (the “Initial Expiration Date”), unless extended (the Initial Expiration Date or the latest date to which the Offer is extended, the “Expiration Date”), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmit tal (which together constitute the “Offer”). The Shares are currently traded on the New York Stock Exchange (“NYSE”) under the ticker symbol “PDT.” The NAV on August 6, 2008 was $10.32 per Common Share. Through the Expiration Date, you can obtain current NAV quotations from Mellon Investor Services LLC (“Depositary”) by calling 1-877-289-0135 (from within the U.S., Canada or Puerto Rico) or 1-201-680-6579 (from outside the U.S.) between the hours of 9:00 a.m. and 6:00 p.m. Eastern time, Monday through Friday, except holidays. Also, see Section 8, “Price Range of Shares.”

The Offer is not conditioned upon the tender of any minimum number of Shares. If the number of Shares properly tendered and not withdrawn prior to the Expiration Date is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Shares tendered. If more Shares than the Offer Amount are properly tendered and not withdrawn prior to the Expiration Date, the Fund will, upon the terms and subject to the conditions of the Offer, purchase the Offer Amount on a pro rata basis. See Section 1, “Price; Number of Shares; Service Fee.”

A $25.00 service fee (“Service Fee”) will be charged to each account tendering Shares in order to help defray certain costs of the tender, including the processing of tender forms, effecting payment, postage and handling. When tendering Shares on behalf of their clients, brokers, dealers, commercial banks, trust companies or other nominees will be required to pay the Service Fee for Shares tendered by such firm on behalf of each of their client accounts. The Service Fee will not be deducted from the purchase price. The fee will be used as an offset to the foregoing costs.

If, after carefully evaluating all of the information set forth in the Offer, you wish to tender Shares pursuant to the Offer, please either follow the instructions contained in the Offer and Letter of Transmittal or, if your Shares are held of record in the name of a broker, dealer, commercial bank, trust company or other nominee, contact such firm to effect the tender for you. If you do not wish to tender your Shares, you need not take any action.

THIS OFFER IS BEING MADE TO ALL SHAREHOLDERS
OF THE FUND AND IS NOT CONDITIONED UPON ANY
MINIMUM NUMBER OF SHARES BEING TENDERED.

THIS OFFER IS SUBJECT TO CERTAIN CONDITIONS.
SEE SECTION 5, “CERTAIN CONDITIONS OF THE OFFER.”

IMPORTANT

Neither the Fund nor its Board of Trustees makes any recommendation to any shareholder as to whether to tender or refrain from tendering any or all of such shareholder’s Shares. Shareholders are urged to evaluate carefully all information in the offer, consult their own investment and tax advisers and make their own decisions whether to tender Shares and, if so, how many Shares to tender.

No person has been authorized to make any recommendation on behalf of the Fund as to whether shareholders should tender Shares pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained herein or in the Letter of Transmittal. If given or made, such recommendation and such information and representations must not be relied upon as having been authorized by the Fund. The Fund has been advised that no Trustee or officer of the Fund intends to tender any Shares pursuant to the Offer.

Questions and requests for assistance and requests for additional copies of this Offer to Purchase and Letter of Transmittal should be directed to the Depositary and Information Agent at the telephone number set forth below.

Questions and requests for assistance and requests for additional copies of this Offer to Purchase and Letter of Transmittal should be directed to the Depositary and Information Agent at the telephone number set forth below.

Mellon Investor Services LLC

From within the U.S., Canada or Puerto Rico
1-877-289-0135 (toll free)

From outside the U.S.
1-201-680-6579 (collect)

By Facsimile Transmission:
Mellon Investor Services LLC
Attn: Reorganization Dept.
1-201-680-4626

Confirm Receipt by Telephone:
1-201-680-4860

By First Class Mail, By Overnight Courier, By Hand:

By First Class Mail: Mellon Investor Services LLC Attn: Corporate Action Dept., 27th Floor P.O. Box 3301 South Hackensack, NJ 07606

By Registered Certified

or Express Mail

or Overnight Courier:

Mellon Investor Services LLC

Newport Office Center VII

480 Washington Boulevard

Mail Drop – Reorg

Attn: Reorganization Dept., 27th Floor

Jersey City, NJ 07310

By Hand: Mellon Investor Services LLC Newport Office Center VII 480 Washington Boulevard Mail Drop - Reorg Attn: Reorganization Dept., 27th Floor Jersey City, NJ 07310

August 26, 2008

1.

TERMS OF THE OFFER; TERMINATION DATE; PRICE; NUMBER OF SHARES; SERVICE FEE.

Upon the terms and subject to the conditions set forth in the Offer, the Fund will accept for payment, and pay for, up to 5% of the Fund’s outstanding Shares, or 2,768,417 Shares in the aggregate, validly tendered on or prior to 5:00 p.m., New York City time, on September 23, 2008, or such later date to which the Offer is extended (the “Termination Date”) and not withdrawn.

The Fund will, upon the terms and subject to the conditions of the Offer, accept for payment (and thereby purchase) up to the Offer Amount or such lesser number of its issued and outstanding Shares which are properly tendered (and not withdrawn in accordance with Section 3, “Withdrawal Rights”) prior to the Initial Expiration Date. The Fund reserves the right to extend the Offer to a later Expiration Date. See Section 15, “Extension of Tender Period; Termination; Amendments.” The later of the Initial Expiration Date or the latest time and date to which the Offer is extended is hereinafter called the “Expiration Date.” The purchase price of the Shares will be 98% of their NAV computed as of the close of ordinary trading on the New York Stock Exchange on September 23, 2008, or if the Offer period is extended, the next business day following the newly designated Expiration Date. The NAV on August 6, 2008 was $10.32 per Share. You can obtain current NAV quotations from the Depositary by calling 1-877-289-0135 (from within the U.S., Canada or Puerto Rico) or 1-201-680-6579 (from outside the U.S.) during normal business hours. Shareholders tendering Shares shall be entitled to receive all dividends declared on or before the Expiration Date, but not yet paid on Shares tendered pursuant to the Offer. See Section 8, “Price Range of Shares.” The Fund will not pay interest on the purchase price under any circumstances.

Shareholders should consider the relative costs of tendering Shares at a 2% discount to NAV pursuant to the Offer or selling Shares at the market price with the associated transaction costs.

The Fund expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will also be publicly announced by press release issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Termination Date. If the Fund makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13(e)-4(e)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). During the extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering Shareholder to withdraw his or her Shares.

The Offer is being made to all shareholders of the Fund and is not conditioned upon any minimum number of Shares being tendered. If the number of Shares properly tendered and not withdrawn prior to the Expiration Date is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Shares so tendered. If more Shares than the Offer Amount are properly tendered and not withdrawn prior to the Expiration Date, the Fund will purchase the Offer Amount on a pro rata basis.

Subject to the terms and conditions of the Offer, the Fund will pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of the Offer. Any extension, delay or termination will be followed as promptly as practicable by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Termination Date.

Shareholders will pay a $25.00 Service Fee to Mellon Investor Services LLC for each account for which any Shares are being tendered pursuant to the Offer to help defray certain costs of the tender, including the processing of tender forms, effecting payment, postage and handling. Brokers, dealers, commercial banks, trust companies or other nominees (“Nominee Holder” or “Nominee Holders”) will be required to pay the Service Fee in an amount equal to $25.00 multiplied by the number of such Nominee Holder’s client accounts tendering shares pursuant to the Offer. Shareholders tendering through a Nominee Holder should consider that Nominee Holders may charge the Service Fee to the account of tendering shareholders, at such Nominee Holder’s discretion. The Fund expects that the cost to the Fund of effecting this tender offer will exceed the aggregate of all Service Fees received from those who tender their Shares. Suc h excess costs associated with the tender will be charged against the capital of the Fund.

The Service Fee will not be deducted from the proceeds of the purchase. Each shareholder (who does not tender Shares through a Nominee Holder) must pay the amount of the Service Fee by submitting with the Letter of Transmittal a certified check or money order made payable to Mellon Investor Services LLC for $25.00 for each Fund account. Each Nominee Holder must pay the amount of the Service Fee by submitting with the Letter of Transmittal a certified check or money order made payable to Mellon Investor Services in an amount equal to $25.00 multiplied by the number of client accounts represented by such Nominee Holder’s Letter of Transmittal. The Service Fee will be returned to a shareholder or Nominee Holder only in circumstances where none of the Shares tendered are accepted. Tendering shareholders will not be obligated to pay transfer taxes on the purchase of Shares by the Fund, except in the circumstances set forth in Section 4, 7;Payment for Shares.”

On August 6, 2008, there were approximately 55,368,340 Shares issued and outstanding and there were approximately 2,061 holders of record of Shares. The Fund has been advised that no Trustees or officers of the Fund intend to tender any Shares pursuant to the Offer.

The Fund reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and making a public announcement thereof.  See Section 15, “Extension of Tender Period; Termination; Amendments.” There can be no assurance, however, that the Fund will exercise its right to extend the Offer. If the Fund decides, in its sole discretion, to decrease the number of Shares being sought and, at the time that notice of such decrease is first published, sent or given to holders of Shares in the manner specified below, the Offer is scheduled to expire at any time earlier than the tenth business day from the date that such notice is first so published, sent or given, the Offer will be extended at least until the end of such ten business day period. During any extension, all Shares previously tendered and no t withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw his or her Shares.

2.

PROCEDURES FOR TENDERING SHARES.

A.

Proper Tender of Shares.

Shareholders having Shares that are registered in the name of a Nominee Holder, such as a broker, dealer, commercial bank, trust company or other nominee, should contact such firm if they desire to tender their Shares.

For Shares to be properly tendered pursuant to the Offer, the following must occur prior to 5:00 p.m. New York City time on the Expiration Date:

1.

A properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, (or an Agent’s Message in the case of a book-entry transfer, all as described in Section 2.C.), payment of the Service Fee and any other documents required by the Letter of Transmittal, must be transmitted to and received by the Depositary at its address set forth on page 2 of this Offer; and

2.

Either the certificates for Shares must be transmitted to and received by the Depositary at its address set forth on page 2 of this Offer, or the tendering shareholder must comply with the Book-Entry Delivery Procedure set forth in Section 2.C; or

3.

Shareholders must comply with the Guaranteed Delivery Procedure set forth in Section 2.D.

If the Letter of Transmittal or any certificates or stock powers are signed by trustees, executors, administrators, guardians, agents, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and must submit proper evidence satisfactory to the Fund of their authority to so act.

Letters of Transmittal and certificates representing Shares should be sent to the Depositary; they should not be sent or delivered to the Fund.

The Fund’s transfer agent holds Shares in uncertificated form for certain shareholders pursuant to the Fund’s dividend reinvestment plan. When a shareholder tenders certificated Shares, the Depositary will accept an of the shareholder’s uncertificated Shares for tender first, and accept the balance of tendered Shares from the shareholder’s certificated Shares.

By submitting the Letter of Transmittal subject to, and effective upon, acceptance for payment of the Shares tendered in accordance with the terms and subject to the conditions of the Offer, in consideration of the acceptance for payment of such shares in accordance with the terms of the Offer, the tendering shareholders shall be deemed to sell, assign and transfer to, or upon the order of, the Fund all right, title and interest in and to all the Shares that are being tendered and that are being accepted for purchase pursuant to the Offer (and any and all dividends, distributions, other Shares or other securities or rights declared or issuable in respect of such Shares after the Expiration Date) and irrevocably constitute and appoint the Depositary the true and lawful agent and attorney-in-fact of the undersigned with respect to such Shares (and any such dividends, distributions, other Shares or securities or rights), with full power of subs titution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates for such Shares (and any such other dividends, distributions, other Shares or securities or rights) or transfer ownership of such Shares (and any such other dividends, distributions, other Shares or securities or rights), together, in either such case, with all accompanying evidences of transfer and authenticity to or upon the order of the Fund, upon receipt by the Depositary, as the agent of the tendering shareholder, of the purchase price, (b) present such Shares (and any such other dividends, distributions, other Shares or securities or rights) for transfer on the books of the Fund, and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such Shares (and any such other dividends, distributions, other Shares or securities or rights), all in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney given by the tendering shareholder with respect to such Shares (and any such dividends, distributions, other shares or securities or rights) will, without further action, be revoked and no subsequent powers of attorney may be given by the tendering Shareholder (and, if given, will not be effective.)

By submitting the Letter of Transmittal, and in accordance with the terms and conditions of the Offer, the tendering shareholder also shall be deemed to represent and warrant that: (a) the tendering shareholder has full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all dividends, distributions, other Shares or other securities or rights declared or issuable in respect of such Shares after the Expiration Date); (b) when and to the extent the Fund accepts the Shares for purchase, the Fund will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, proxies, encumbrances or other obligations relating to their sale or transfer, and not subject to any adverse claim; (c) on request, the tendering shareholder will execute and deliver any additional documents deemed by the Depositary or the Fund to be necessary or desirable to complete the sale, assignme nt and transfer of the tendered Shares (and any and all dividends, distributions, other Shares or securities or rights declared or issuable in respect of such Shares after the Expiration Date); and (d) the tendering shareholder has read and agreed to all of the terms of the Offer, including this Offer to Purchase and the Letter of Transmittal.

B.

Signature Guarantees and Method of Delivery.

Signatures on the Letter of Transmittal are required to be guaranteed if stock certificates for Fund Shares and/or a check for cash is to be issued in a name other than the registered owner of such Shares. In those instances, all signatures on the Letter of Transmittal must be guaranteed by an eligible guarantor acceptable to the Depositary (an “Eligible Guarantor”). An eligible guarantor includes a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the securities transfer medallion program, or a bank, broker, dealer, credit union, savings association or other entity that is an “eligible guarantor institution” as such term is defined in Rule 17Ad-15 under the Exchange Act. Shareholders should contact the Depositary for a determination as to whether a particular institution is such an Eligible Guarantor. If Shares are tendered for the account of an institution that qualifies as an Eligible Guarantor, signatures on the Letter of Transmittal are not required to be guaranteed. If the Letter of Transmittal is signed by a person or persons authorized to sign on behalf of the registered owner(s), then the Letter of Transmittal must be accompanied by documents evidencing such authority to sign to the satisfaction of the Fund.

THE METHOD OF DELIVERY OF ANY DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, IS AT THE ELECTION AND RISK OF THE PARTY TENDERING SHARES. IF DOCUMENTS ARE SENT BY MAIL, IT IS RECOMMENDED THAT THEY BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED.

C.            Book-Entry Delivery Procedure.

The Depositary will establish accounts with respect to the Shares at the Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer within two business days after the date of this Offer. Any financial institution that is a participant in any of the Book-Entry Transfer Facility’s systems may make delivery of tendered Shares by (i) causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with such Book-Entry Transfer Facility’s procedure for such transfer; and (ii) causing a confirmation of receipt of such delivery to be received by the Depositary. The Book-Entry Transfer Facility may charge the account of such financial institution for tendering Shares on behalf of shareholders. Notwithstanding that delivery of Shares may be properly effected in accordance with this Book-Entry Delivery Procedure, the following must be transmitted to and received by the Depositary at the appropriate address set forth on page 2 of this Offer to Purchase before 5:00 p.m. New York City time on the Expiration Date:

1.

The Letter of Transmittal (or manually signed facsimile thereof), with signature guarantee, if required, or, in lieu of the Letter of Transmittal, an Agent’s Message (as defined below) in connection with a book-entry transfer; and

2.

Payment of the Service Fee and all other documents required by the Letter of Transmittal.

The term “Agent’s Message” means a message from the Book-Entry Transfer Facility transmitted to, and received by, the Depositary forming a part of a timely confirmation of a book-entry transfer (a “Book-Entry Confirmation”), which states that the Book-Entry Transfer Facility has received an express acknowledgment from the Book-Entry Transfer Facility participant tendering the Shares that are the subject of the Book-Entry Confirmation that (i) the Book-Entry Transfer Facility participant has received and agrees to be bound by the terms of the Letter of Transmittal; and (ii) the Fund may enforce such agreement against the Book-Entry Transfer Facility participant.

DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY’S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY FOR PURPOSES OF THIS OFFER.

D.

Guaranteed Delivery Procedure.

If your certificates for Shares are not immediately available or time will not permit the Letter of Transmittal and other required documents to reach the Depositary prior to the Expiration Date, you may properly tender Shares if the following three conditions are met:

1.

You make such tenders by or through an Eligible Guarantor;

2.

The Depositary receives, prior to 5:00 p.m. New York City time on the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Fund (delivered by hand, mail, telegram, telex or facsimile transmission); and

3.

The certificates for all tendered Shares, or a Book-Entry Confirmation, together with a properly completed and duly executed Letter of Transmittal (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), payment of the Service Fee and any other documents required by the Letter of Transmittal, are received by the Depositary within three New York Stock Exchange (“NYSE”) trading days after the execution date of the Notice of Guaranteed Delivery.

E.

Determination of Validity.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, whose determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which may, in the opinion of the Fund’s counsel, be unlawful. Failure to include payment of the Service Fee with the Letter of Transmittal, or the failure of a check or money order in payment of the Service Fee to clear, will be deemed to be an incomplete tender and will be rejected. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Shares or any particular shareholder, and the Fund’s interpretations of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such times as the Fund shall determine. Tendered Shares will not be accepted for payment unless the defects or irregularities have been cured within such time or waived. Neither the Fund, the Depositary nor any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

F.

Federal Income Tax Withholding.

To prevent backup federal income tax withholding equal to 28% of the gross payments made pursuant to the Offer, each shareholder must notify the Depositary of such shareholder’s correct taxpayer identification number (or certify that such taxpayer is awaiting a taxpayer identification number) and provide certain other information by completing the Substitute Form W-9 included in the Letter of Transmittal. Non U.S. shareholders who are individuals and who have not previously submitted a Form W-8 to the Fund must do so in order to avoid backup withholding.

For an additional discussion of backup federal income tax withholding as well as a discussion of certain other federal income tax consequences to tendering shareholders, see Section 14, “Certain Federal Income Tax Consequences.”

3.

WITHDRAWAL RIGHTS.

Except as otherwise provided in this Section 3, tenders of Shares made pursuant to the Offer will be irrevocable. If you desire to withdraw Shares tendered on your behalf by a broker, dealer, commercial bank, trust company or other nominee, you may withdraw by contacting that firm and instructing them to withdraw such Shares. You have the right to withdraw Shares tendered at any time prior to 5:00 p.m. New York City time on the Expiration Date. In addition, after 5:00 p.m. New York City time, on October 23, 2008, if the Fund has not yet accepted tendered Shares for payment, you may withdraw your tendered Shares. Upon terms and subject to the conditions of the Offer, the Fund expects to accept for payment properly tendered Shares promptly after the Expiration Date.

To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address set forth on page 2 of this Offer. Any notice of withdrawal must specify the name of the person who deposited the Shares to be withdrawn, the number of Shares to be withdrawn, and the names in which the Shares to be withdrawn are registered.

If certificates have been delivered to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares withdrawn must also be furnished to the Depositary and the signature on the notice of withdrawal must be guaranteed by an Eligible Guarantor. If Shares have been delivered pursuant to the Book-Entry Delivery Procedure set forth in Section 2, “Procedures for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares (which must be the same name, number, and Book-Entry Transfer Facility from which the Shares were tendered), and must comply with the procedures of that Book-Entry Transfer Facility.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Fund in its sole discretion, whose determination shall be final and binding. Neither the Fund, the Depositary nor any other person is or will be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice. Shares properly withdrawn shall not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following the procedures described in Section 2, “Procedures for Tendering Shares,” prior to 5:00 p.m. New York City time on the Expiration Date.

4.

PAYMENT FOR SHARES.

For purposes of the Offer, the Fund will be deemed to have accepted for payment (and thereby purchased) Shares that are tendered and not withdrawn when, as and if, it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, the Fund will, promptly after the Expiration Date, accept for payment (and thereby purchase) Shares properly tendered prior to 5:00  p.m. New York City time on the Expiration Date.

Payment for Shares accepted for payment pursuant to the Offer will be made by the Depositary out of funds made available to it by the Fund. The Depositary will act as agent for the Fund for the purpose of effecting payment to the tendering shareholders. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Share certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Shares, (ii) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal, (iii) any other documents required by the Letter of Transmittal, and (iv) payment of the Service Fee. Accordingly, payment may not be made to all tendering shareholders at the same time and will depend upon when Share certificates are received by the Depositary or Book-Entry Confirmations of tendered Shares are received in the Depositary’s account at the Book-Entry Transfer Facility or the clearance of payment of the Service Fee.

If any tendered Shares are not accepted for payment pursuant to the terms and subject to the conditions of the Offer for any reason, or are not paid because of an invalid tender, or if certificates are submitted for more Shares than are tendered or if a shareholder withdraws tendered shares by a valid notice of withdrawal (i) new certificates for such unpurchased Shares will be issued and sent, without expense, to the tendering shareholder, as soon as practicable following expiration, termination or withdrawal of the Offer, (ii) Shares delivered pursuant to the Book-Entry Delivery Procedures will be credited to the appropriate account maintained within the appropriate Book-Entry Transfer Facility, and (iii) uncertificated Shares held by the Fund’s transfer agent pursuant to the Fund’s dividend reinvestment plan will be returned to the dividend reinvestment plan account maintained by the transfer agent. The Service Fee for a particu lar client account will be returned to the tendering shareholder or Nominee Holder only in the case where none of the Shares tendered have been accepted for payment.

The Fund will pay all transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of any person other than the registered holder, or if tendered certificates, if any, are registered or the Shares tendered are held in the name of any person other than the person signing the Letter of Transmittal, the amount of any transfer taxes (whether imposed on the registered holder or such other person) payable on account of the transfer to such person will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. Shareholders tendering Shares shall be entitled to receive all dividends declared on or before the Expiration Date, but not yet paid, on Shares tendered pursuant to the Offer. The Fund will not pay any interest on the purchase price under any circumstances. In addition, if certain events occur, the Fund may not be obligated to purchase Shares pursuant to the Offer. See Section 5, “Certain Conditions of the Offer.”

Any tendering shareholder or other payee who fails to complete fully and sign the Substitute Form W-9 in the Letter of Transmittal may be subject to required federal income tax withholding of 28% of the gross proceeds paid to such shareholder or other payee pursuant to the Offer. Non-U.S. shareholders should provide the Depositary with a completed Form W-8 in order to avoid 28% backup withholding. A copy of Form W-8 will be provided upon request from the Depositary. See Section 2, “Procedures for Tendering Shares” and Section 14, “Certain Federal Income Tax Consequences.”

5.

CERTAIN CONDITIONS OF THE OFFER.

Notwithstanding any other provision of the Offer, it is the announced policy of the Board of Trustees of the Fund, which may be changed by the Trustees, that the Fund cannot accept tenders or effect repurchases if: (1) such transactions, if consummated, would (a) result in delisting of the Fund’s Shares from the NYSE (the NYSE Listed Company Manual provides that the NYSE would promptly initiate suspension and delisting procedures with respect to closed-end funds if the average market capitalization of the entity over thirty consecutive trading days is below $15,000,000); (b) impair the Fund’s status as a regulated investment company under the Internal Revenue Code of 1986, as amended (the “Code”) (which would make the Fund subject to U.S. federal income taxes on all of its income and gains in addition to the taxation of shareholders who receive distributions from the Fund); or (c) result in a failure to comply with the applicable asset coverage requirements in the event any senior securities are issued and outstanding; (2) the amount of Shares tendered would require liquidation of such a substantial portion of the Fund’s securities that the Fund would not be able to liquidate portfolio securities in an orderly manner in light of the existing market conditions and such liquidation would have an adverse effect on the NAV of the Fund to the detriment of non-tendering shareholders; (3) there is any (a) in the Board of Trustees’ judgment, material legal action or proceeding instituted or threatened challenging such transactions or otherwise materially adversely affecting the Fund; (b) suspension of or limit ation on prices for trading securities generally on the NYSE or other national securities exchange(s); (c) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State; (d) limitation affecting the Fund or the issuers of its portfolio securities imposed by federal or state authorities on the extension of credit by lending institutions; (e) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States; or (f) in the Board of Trustees’ judgment, other event or condition which would have a material adverse effect on the Fund or its shareholders if tendered Shares were purchased; or (4) the Board of Trustees determines that effecting any such transaction would constitute a breach of their fiduciary duty owed to the Fund or its shareholders. The Trustees may modify these conditions in light of experience.

The Fund reserves the right, at any time during the pendency of the Offer, to terminate, extend or amend the Offer in any respect. If the Fund determines to terminate or amend the Offer or to postpone the acceptance for payment of or payment for Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided in Section 15, “Extension of Tender Period; Termination; Amendments.” Moreover, in the event any of the foregoing conditions are modified or waived in whole or in part at any time, the Fund will promptly make a public announcement of such waiver and may, depending on the materiality of the modification or waiver, extend the Offer period as provided in Section 15, “Extension of Tender Period; Termination; Amendments.”

6.

PURPOSE OF THE OFFER.

The purpose of the offer is to fulfill a commitment made by the Fund’s Board of Trustees at its March 31, 2008 Board meeting to implement a semi-annual series tender offer program. As part of the Board of Trustees’ review of available options to enhance shareholder value, the Fund will offer to purchase up to 5% of the Fund’s outstanding common shares at 98% of net asset value (NAV) on the date the tender offer expires, provided that the common shares of the Fund have traded at an average daily discount to NAV of greater than 10% during a 12-week measurement period. The tender offers will occur twice a year if the thresholds are met, with the Board to review the program annually. Those conditions have been met for the measurement period ended June 27, 2008 and the Board has determined to effect this Offer under Rule 13e-4 of the Exchange Act.

Any Shares acquired by the Fund pursuant to the Offer will thereafter constitute authorized but unissued shares.

There can be no assurance that this Offer will reduce or eliminate any spread between market price and the NAV of the Shares. The market price of the Shares will, among other things, be determined by the relative demand for and supply of Shares in the market, the Fund’s investment performance, the Fund’s dividends and yields and investor perception of the Fund’s overall attractiveness as an investment as compared with other investment alternatives. Nevertheless, the fact that the Offer is being conducted may result in more of a reduction in the spread between market price and NAV than might otherwise be the case. Consistent with their fiduciary obligations, in addition to the Offer, the Board of Trustees will continue to explore alternative means to reduce or eliminate the Fund’s market value discount from NAV. Therefore, the Fund cannot assure you that it will make a similar tender offer in the future.

NEITHER THE FUND NOR ITS BOARD OF TRUSTEES MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH SHAREHOLDER’S SHARES AND HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISERS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

7.

PLANS OR PROPOSALS OF THE FUND; REGULATORY APPROVALS.

Except to the extent described herein, the Fund has no present plans or proposals, and is not engaged in any negotiations, that relate to or would result in: any extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Fund; any purchase, sale or transfer of a material amount of assets of the Fund (other than in its ordinary course of business); any material changes in the Fund’s present capitalization (except as resulting from the Offer or otherwise set forth herein); or any other material changes in the Fund’s structure or business.

The Fund is not aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Fund as contemplated herein. Should any such approval or other action be required, the Fund currently contemplates that such approval or other action will be sought. The Fund is unable to predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Fund’s business. The Fund’s obligations under the Offer to accept for payment and pay for Shares ar e subject to certain conditions described in Section 5.

8.

PRICE RANGE OF SHARES.

The Shares are traded on the NYSE. During each fiscal quarter of the Fund during the past two fiscal years (as well as the first two fiscal quarters of 2008), the high and low NAV, and Market Price per Share, as well as the Closing NAV and Market Price per Share (as of the close of ordinary trading on the NYSE on the last day of each of the Fund’s fiscal quarters) were as follows:

Fiscal Quarter Ended	NAV Price	Market Price ($)
		High	Low	Close
April 28, 2006	11.73	10.43	10.38	10.38
July 31, 2006	12.17	10.67	10.50	10.67
October 31, 2006	12.87	11.30	11.21	11.26
January 31, 2007	12.98	11.48	11.41	11.43
April 30, 2007	13.34	11.93	11.77	11.80
July 31, 2007	12.34	10.65	10.53	10.59
October 31, 2007	12.60	10.59	10.47	10.59
January 31, 2008	11.83	10.24	10.02	10.21
April 30, 2008	11.00	9.51	9.39	9.47
July 31, 2008	10.17	8.60	8.53	8.60

Shareholders tendering Shares shall be entitled to receive all dividends declared on or before the Expiration Date, but not yet paid, on Shares tendered pursuant to the Offer. At this time, it is anticipated that a cash dividend will be declared by the Board of Trustees with a record date occurring before the Expiration Date and that, accordingly, holders of Shares purchased pursuant to the Offer will receive such dividend with respect to such Shares. The amount and frequency of dividends in the future will depend on circumstances existing at that time.

9.

INTEREST OF TRUSTEES AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES.

The Trustees and executive officers of the Fund and the aggregate number and percentage of the Shares each of them beneficially owns as of August 18, 2008 is set forth in the table below. Correspondence to the Trustees and executive officers of the Fund should be mailed to c/o John Hancock Patriot Premium Dividend Fund II, 601 Congress Street, Boston, MA 02210, Attn: Secretary.

Name and Position	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned

Non-Interested Trustees
James F. Carlin (Chairman)	5549	*
William H. Cunningham—Trustee	0	0%
Charles L. Ladner—Trustee	1302	*
Dr. John A. Moore—Trustee	485	*
Patti McGill Peterson—Trustee	485	*
Stephen R. Pruchansky—Trustee	500	*
Interested Trustee
James R. Boyle—Trustee**	0	0%
Officers
Keith F. Hartstein, President and Chief Executive Officer	0	0%
Thomas M. Kinzler, Secretary and Chief Legal Officer	0	0%
Francis V. Knox, Jr., Chief Compliance Officer	0	0%
Charles A. Rizzo, Chief Financial Officer	0	0%
Gordon M. Shone, Treasurer	0	0%
John G. Vrysen, Chief Operating Officer	0	0%

*

Less than 1%

**

Mr. Boyle is considered an “interested person” of the Fund, as that term is defined in the 1940 Act, as amended (the “1940 Act”), because of his affiliation with the investment adviser of the Fund.

Based upon the Fund’s records and upon information provided to the Fund by its Trustees and officers, neither the Fund nor, to the best of the Fund’s knowledge, any of the Trustees or officers of the Fund, has effected any transactions in the Shares except for dividend reinvestment, during the sixty business day period prior to the date hereof.

Except as set forth in this Offer to Purchase, neither the Fund nor, to the best of the Fund’s knowledge, any of its affiliates, Trustees or officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Fund (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).

John Hancock Advisers, LLC (a wholly owned subsidiary of John Hancock Financial Services, Inc., a subsidiary of Manulife Financial Inc.) (the “Adviser”) serves as investment adviser to the Fund pursuant to an investment management agreement. Under the investment management agreement, the Adviser provides investment advisory services to the Fund for an annual fee calculated daily at the rate of 0.50% of the Fund’s adjusted average weekly net assets plus 5% of weekly gross income.  The Fund has a subadvisory agreement with MFC Global Investment Management (U.S.), LLC, a subsidiary of John Hancock Financial Services, Inc.  The Fund is not responsible for payment of subadvisory fees.

The Fund also is a party to certain other service agreements. The Fund has an Administrative Agreement with the Adviser, an affiliate of the Fund, under which the Adviser oversees the custodial, auditing, valuation, accounting, compliance, legal, stock transfer and dividend disbursing services and maintains Fund communications with shareholders. The Fund pays the Adviser a monthly administration fee at an annual rate of 0.10% of the Fund's average weekly managed assets.  Bank of New York Mellon (“BONY Mellon”) serves as custodian for the Fund’s portfolio securities pursuant to the Custodian Agreement entered into with t he Fund. Under the Custodian Agreement, the Fund is obligated to pay BONY Mellon an asset-based fee, plus certain out-of-pocket expenses. The Fund is a party to a Transfer Agency Agreement with Mellon Investor Services LLC for its common shareholders and with Deutsche Bank Trust for its preferred shareholders. Pursuant to these Transfer Agency Agreements, the Fund is obligated to pay Mellon Investor Services and Deutsche Bank Trust a monthly fee plus out-of-pocket expenses for the services each provide as transfer agent, dividend disbursing agent and registrar on behalf of shareholders of the Fund. The amounts paid by the Fund under these service agreements are disclosed in the Fund’s financial statements, which can be found in the Fund’s annual and semi-annual reports.

In May 2008, the Fund entered into an agreement with a third party commercial bank to provide a credit facility that allowed the Fund to replace its form of investment leverage from auction preferred shares to borrowings.

10.

CERTAIN EFFECTS OF THE OFFER.

Effect on NAV and Consideration Received by Tendering Shareholders. To pay the aggregate purchase price of Shares accepted for payment pursuant to the Offer, the Fund anticipates that funds will be first derived from any cash on hand and then from the proceeds from the sale of portfolio securities held by the Fund. If the Fund is required to sell a substantial amount of portfolio securities to raise cash to finance the Offer, the market prices of the Fund’s portfolio securities, and hence the Fund’s NAV, may decline. If such a decline occurs, the Fund cannot predict what its magnitude might be or whether such a decline would be temporary or continue to or beyond the Expiration Date. Because the price per Share to be paid in the Offer will be dependent upon the NAV per Share as determined on the first business day after the Expiration Date, if such a decline continued to the Expiration Date, the consideration received by tend ering shareholders would be reduced more than it otherwise might. In addition, the sale of portfolio securities will cause increased brokerage and related transaction expenses, and the Fund may receive proceeds from the sale of portfolio securities less than their valuations by the Fund. Accordingly, because of the Offer, the Fund’s NAV per Share may decline more than it otherwise might, thereby reducing the amount of proceeds received by tendering shareholders and the value per Share for non-tendering shareholders.

The Fund will sell portfolio securities during the pendency of the Offer to raise cash for the purchase of Shares. Thus, it is likely that during the pendency of the Offer, and possibly for a short time thereafter, the Fund will hold a greater than normal percentage of its net assets in cash and cash equivalents. This large cash position may interfere with the Fund’s ability to meet its investment objective. The Fund is required by law to pay for tendered Shares it accepts for payment promptly after the Expiration Date of this Offer. Because the Fund will not know the number of Shares tendered until the Expiration Date, the Fund will not know until the Expiration Date the amount of cash required to pay for such Shares. If on or prior to the Expiration Date the Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Shares tendered, it may extend the Offer to allow additional time to sell portfolio securiti es and raise sufficient cash.

Recognition of Capital Gains. As noted, the Fund will likely be required to sell portfolio securities pursuant to the Offer. If the Fund’s tax basis for the securities sold is less than the sale proceeds, the Fund will recognize capital gains. The Fund would expect to distribute any such gains to shareholders of record (reduced by net capital losses realized during the fiscal year, if any, and available capital loss carry-forwards) following the end of the Fund’s fiscal year on October 31. This recognition and distribution of gains, if any, would have two negative consequences: first, shareholders at the time of a declaration of distributions would be required to pay taxes on a greater amount of capital gain distributions than otherwise would be the case; and second, to raise cash to make the distributions, the Fund might need to sell additional portfolio securities, thereby possibly being forced to realize and recognize add itional capital gains. It is impossible to predict what the amount of unrealized gains or losses would be in the Fund’s portfolio at the time that the Fund is required to liquidate portfolio securities (and hence the amount of capital gains or losses that would be realized and recognized). In addition, some of the distributed gains may be realized on securities held for one year or less, which would generate income taxable to the shareholders at ordinary income rates. This could adversely affect the Fund’s performance.

Tax Consequences of Repurchases to Shareholders. The Fund’s purchase of tendered Shares pursuant to the Offer will have tax consequences for tendering shareholders and may have tax consequences for non-tendering shareholders. See Section 14 “Certain Federal Income Tax Consequences.”

Effect on Remaining Shareholders, Higher Expense Ratio and Less Investment Flexibility. The purchase of Shares by the Fund pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of non-tendering shareholders. All shareholders remaining after the Offer will be subject to any increased risks associated with the reduction in the Fund’s aggregate assets resulting from payment for the tendered Shares, such as greater volatility due to decreased diversification and proportionately higher expenses. The reduced net assets of the Fund as a result of the Offer may result in less investment flexibility for the Fund, depending on the number of Shares repurchased, and may have an adverse effect on the Fund’s investment performance.

Possible Proration. If greater than 5% of the Fund’s Shares are tendered pursuant to the Offer, the Fund would, upon the terms and subject to the conditions of the Offer, purchase Shares tendered on a pro rata basis. Accordingly, shareholders cannot be assured that all of their tendered Shares will be repurchased.

THE OFFER MAY HAVE CERTAIN ADVERSE CONSEQUENCES FOR TENDERING AND NON-TENDERING SHAREHOLDERS.

11.

SOURCE AND AMOUNT OF FUNDS.

The actual cost to the Fund cannot be determined at this time because the number of Shares to be purchased will depend on the number tendered, and the price will be based on the NAV per Share on the business day after the Expiration Date. If the NAV per Share on that date were the same as the NAV per Share on August 6, 2008, and if 5% of the outstanding Shares are purchased pursuant to the Offer, the estimated cost to the Fund, not including fees and expenses incurred in connection with the Offer, would be approximately $27,988,695.87.

The monies to be used by the Fund to purchase Shares pursuant to the Offer will be first obtained from any cash on hand and then from the proceeds of sales of securities in the Fund’s investment portfolio. The Trustees believe that the Fund has sufficient liquidity to purchase the Shares that may be tendered pursuant to the Offer. However, if, in the judgment of the Trustees, there is not sufficient liquidity of the assets of the Fund to pay for tendered Shares, the Fund may terminate the Offer. See Section 5, “Certain Conditions of the Offer.” The Fund will not borrow money or undertake any other alternative arrangements to finance the purchase of tendered Shares.

12.

CERTAIN INFORMATION ABOUT THE FUND.

The Fund was organized as a Massachusetts business corporation on September 26, 1989, and is a diversified, closed-end management investment company registered under the 1940 Act. The Shares were first issued to the public on December 21, 1989. As a closed-end investment company, the Fund differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its Shares at the election of a shareholder and does not continuously offer its Shares for sale to the public.

The Fund’s primary investment objective is to provide high current income, consistent with modest growth of capital. The Fund seeks to achieve its objectives by investing, under normal circumstances, at least 80% of its total assets in dividend-paying securities. The Fund will invest more than 25% of its total assets in securities of issuers primarily engaged in the utilities industry.

The Fund utilizes leveraging techniques in an attempt to obtain higher return for the Fund. There is no assurance that the Fund will achieve its investment objectives.

The principal executive offices of the Fund are located at 601 Congress Street, Boston, MA 02210. The Fund’s business telephone number is 1-800-225-5291.

13.

ADDITIONAL INFORMATION.

The Fund is subject to the information and reporting requirements of the 1940 Act and in accordance therewith is obligated to file reports and other information with the Securities and Exchange Commission (the “Commission”) relating to its business, financial condition and other matters. The Fund has also filed an Issuer Tender Offer Statement on Schedule TO with the Commission. Such reports and other information are available for inspection at the public reference room at the Commission’s office, 100 F Street, N.E., Washington, D.C. 20549. Copies may be obtained, by mail, upon payment of the Commission’s customary charges, by writing to its principal office at 100 F Street, N.E., Washington, D.C. 20549. Such reports and other information are also available on the Commission’s web site (http://www.sec.gov).

14.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

The following discussion is a general summary of the U.S. federal income tax consequences of a sale of Shares pursuant to the Offer. Shareholders should consult their own tax advisers regarding the tax consequences of a sale of Shares pursuant to the Offer, as well as the effects of state, local and foreign tax laws. See also “Federal Income Tax Withholding,” in Section 2.F.

Federal Income Tax Consequences to Tendering Shareholders - U.S. Shareholders.

In General. A shareholder’s tender of all or a part of its Shares for cash pursuant to the Offer will be a taxable transaction for federal income tax purposes. The tax consequences of the sale will be determined in part under the stock redemption rules of Section 302 of the Code. The amount and characterization of income recognized by a shareholder in connection with a sale pursuant to the Offer will depend on whether the sale is treated as an “exchange” or a “dividend” for tax purposes.

Treatment as an Exchange. If the redemption qualifies under any of the provisions of Section 302(b) of the Code, as more fully described below, the cash received pursuant to the Offer will be treated as a distribution from the Fund in exchange for the Shares sold. The treatment accorded to such an exchange results in a shareholder’s recognizing gain or loss equal to the difference between (a) the cash received by the shareholder pursuant to the Offer and (b) the shareholder’s adjusted tax basis in the Shares surrendered. Assuming the Shares are held as capital assets, such recognized gain or loss will be capital gain or loss. If the Shares were held longer than one year, such capital gain or loss will be long-term. The maximum rate on long-term capital gains for individuals applicable to such a sale of Shares is 15%. Under certain “wash sales” rules, recognition of a loss on Shares sold pursuant to the Offer will o rdinarily be disallowed to the extent a shareholder acquires Shares within 30 days before or after the date Shares are purchased pursuant to the Offer and, in that event, the basis and holding period of the Shares acquired will be adjusted to reflect the disallowed loss.

Treatment as a Dividend. If none of the provisions under Section 302(b) of the Code outlined below are satisfied, a shareholder will be treated as having received a dividend taxable as ordinary income in an amount equal to the entire amount of cash received by the shareholder for its Shares pursuant to the Offer to the extent the Fund has current and/or accumulated earnings and profits. Any amounts treated as distributions to shareholders in excess of the Fund’s current and accumulated earnings and profits will be treated as a return of capital to such shareholders to the extent of their basis in their Shares and then as capital gain (which will be long-term or short-term depending on such shareholder’s applicable holding period for the Shares tendered).

Accordingly, the differentiation between “dividend” and “sale or exchange” treatment is important with respect to the amount (there is no basis offset for dividends) and character of income that tendering shareholders are deemed to receive. While the marginal tax rates for dividends and capital gains remains the same (35%) for corporate shareholders, under the Code the top income tax rate on ordinary income of individuals (35%) exceeds the maximum tax rate on net capital gains (15%) except to the extent any such dividends are designated by the Fund as qualified dividend income taxable at the same rate as net capital gains. In general, for individuals the amount of dividends that may be designated by the Fund as qualified dividend income cannot exceed the amount of qualified dividend income earned by the Fund on its investments for the taxable year. For corporate shareholders, the amount of dividends that may be des ignated by the Fund as qualifying for the 70% corporate dividends-received deduction cannot exceed the amount of the dividends received by the Fund on its investments in domestic corporations for the taxable year.

Each shareholder’s tax adviser should determine whether that shareholder qualifies under one of the provisions of Section 302(b) of the Code. In the event that the transaction is treated as a dividend distribution to a shareholder for federal income tax purposes, such shareholder’s remaining tax basis in the Shares actually redeemed will be added to the tax basis of such shareholder’s remaining Shares in the Fund. In the event that a shareholder actually owns no Shares in the Fund after the redemption, but the transaction is nevertheless treated as a dividend distribution because such shareholder constructively owns Shares in the Fund (see below), such shareholder’s tax basis should be added to Shares in the Fund owned by related persons that were considered constructively owned by such shareholder.

Constructive Ownership of Stock. In determining whether the provisions under Section 302(b) of the Code, as described below, are satisfied, a shareholder must take into account not only Shares actually owned by such shareholder, but also Shares that are constructively owned within the meaning of Section 318 of the Code. Under Section 318 of the Code, a shareholder may constructively own Shares actually owned, and in some cases constructively owned, by certain related individuals and certain entities in which the shareholder or a related individual or entity has an interest. The rules of constructive ownership are complex and must be applied to a particular shareholder’s situation by a tax adviser.

The Provisions of Section 302(b) of the Code. Under Section 302(b) of the Code, a redemption will be taxed as an exchange, and not as a dividend, if it (a) results in a “complete redemption” of all the Shares owned by a shareholder, (b) is “substantially disproportionate” with respect to a shareholder, or (c) is “not essentially equivalent to a dividend” with respect to a shareholder. Each shareholder should be aware that, under certain circumstances, sales, purchases, or transfers of Shares in the market or to or from other parties contemporaneous with sales pursuant to the Offer may be taken into account in determining whether the tests under clause (a), (b), or (c) above are satisfied. Further, the Fund believes that in the event the Offer is oversubscribed, resulting in a proration, it is likely that less than all the Shares tendered by a shareholder will be purchased by the Fund. Proration may affect whether a sale by a shareholder will satisfy the provisions (a), (b), or (c) above.

A brief description of the three major provisions of Section 302(b) of the Code is as follows:

1.

A Complete Redemption of Interest. The receipt of cash by a shareholder will result in a “complete redemption” of all the Shares owned by the shareholder within the meaning of Section 302(b)(3) of the Code if either (i) all the Shares actually and constructively owned by the shareholder are sold pursuant to the Offer or (ii) all the Shares actually owned by the shareholder are sold pursuant to the Offer, the only Shares the shareholder constructively owns are actually owned by such shareholder’s family members, and the shareholder is eligible to waive and effectively waives, under procedures described in Section 302(c) of the Code, such constructive ownership.

2.

A Substantially Disproportionate Redemption. The receipt of cash by a shareholder will be “substantially disproportionate” with respect to such shareholder within the meaning of Section 302(b)(2) of the Code if the percentage of the total outstanding Shares actually and constructively owned by the shareholder immediately following the sale of Shares pursuant to the Offer is less than 80 percent of the percentage of the total outstanding Shares actually and constructively owned by such shareholder immediately before such sale.

3.

Not Essentially Equivalent to a Dividend. Even if a sale by a shareholder fails to meet the “complete redemption” or “substantially disproportionate” tests, a shareholder may nevertheless meet the “not essentially equivalent to a dividend” test. Whether a specific redemption is “not essentially equivalent to a dividend” depends on the individual shareholder’s facts and circumstances. In any event, the redemption must result in a “meaningful reduction” of the shareholder’s proportionate interest in the Fund. The Internal Revenue Service (the “IRS”) has indicated in published rulings that, in the case of a minority shareholder in a publicly held corporation whose relative stock investment in the corporation was minimal and who exercised no control over corporate affairs, a small reduction in the percentage ownership interest of such shareholder in such corporation (fr om .0001118 percent to .0001081 percent – 3.3% reduction under the facts of this ruling) was sufficient to constitute a “meaningful reduction.” Shareholders seeking to rely on this test should consult their own tax advisers as to the application of this particular standard to their own situations.

Backup Withholding. The Depositary may be required to withhold 28% of the gross proceeds paid to a shareholder or other payee pursuant to the Offer unless either: (a) the shareholder has completed and submitted to the Depositary the Substitute Form W-9 included with the Letter of Transmittal, providing the shareholder’s taxpayer identification number/social security number and certifying under penalties of perjury: (i) that such number is correct, and (ii) either that (A) the shareholder is exempt from backup withholding, (B) the shareholder has not been notified by the IRS that the shareholder is subject to backup withholding as a result of an under-reporting of interest or dividends, or (C) the IRS has notified the shareholder that the shareholder is no longer subject to backup withholding; or (b) an exception applies under applicable law and Treasury regulations.

Federal Income Tax Consequences to Tendering Shareholders - Non-U.S. Shareholders.

U.S. Withholding at the Source. Any payments to a tendering shareholder who is a nonresident alien individual, a foreign trust or estate or a foreign corporation (as such terms are defined in the Code) that does not hold its shares in connection with a trade or business conducted in the United States (a “Foreign Shareholder”) that are treated as dividends for U.S. federal income tax purposes under the rules set forth above, will be subject to U.S. withholding tax at the rate of 30% (unless a reduced rate applies under an applicable tax treaty). A tendering Foreign Shareholder who realizes a capital gain on a tender of Shares will not be subject to U.S. federal income tax on such gain, unless the Shareholder is an individual who is physically present in the U.S. for 183 days or more and certain other conditions are satisfied. Such persons are advised to consult their own tax advisers. Special rules may also apply in the case of Foreign Shareholders that are: (i) engaged in a U.S. trade or business; (ii) former citizens or residents of the U.S.; or (iii) subject to special rules such as “controlled foreign corporations.” Such persons are advised to consult their own tax advisers.

Backup Withholding and Certification Rules. Non-U.S. shareholders have special U.S. tax certification requirements to avoid backup withholding at a rate of 28%, and if applicable, to obtain the benefit of any income tax treaty between the non-U.S. shareholder’s country of residence and the United States. To claim these tax benefits, the non-U.S. shareholder must provide the Depositary with a properly completed Form W-8BEN (or other Form W-8, where applicable, or their substitute forms) to establish his or her status as an non-U.S. shareholder, to claim beneficial ownership over Shares, and to claim, if applicable, a reduced rate of or exemption from withholding tax under the applicable treaty.

Federal Income Tax Consequences to Non-Tendering Shareholders.

Federal Income Tax Consequences to Non-Tendering Shareholders. If the sale of Shares pursuant to the Offer is treated as a “dividend” to a tendering shareholder, a constructive dividend under Code Section 305 may result to non-tendering shareholders whose proportionate interest in the earnings and assets of the Fund has been increased as a result of such tender. Under Section 305 of the Code, a distribution by a corporation of its stock or rights to acquire its stock is treated as a dividend if the distribution (or a series of distributions of which such distribution is one) has the result of (1) the receipt of money or other property by some shareholders, and (2) an increase in the proportionate interests of other shareholders in the assets or earnings and profits of the corporation. An exception to this rule is provided for a distribution of property incident to an isolated redemption of stock (for example, pursuant to a t ender offer).

The Fund does not believe the Offer should cause non-tendering shareholders to realize constructive distributions on their Shares under Section 305 of the Code, but rather, the Offer should be treated as an “isolated transaction” within the meaning of Treasury regulations. This is because, among other things, the Fund is not required by its charter, bylaws or otherwise to redeem any of its Shares, the Board has a fiduciary duty to the Fund and its shareholders to consider the appropriateness of any share repurchase, and the Fund has no absolute commitment to make any further tender offers subsequent to the present Offer.

The U.S. federal income tax discussion set forth above is a summary included for general information purposes only. In view of the individual nature of tax consequences, each shareholder is advised to consult its own tax adviser with respect to the specific tax consequences to it of the Offer, including the effect and applicability of state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws. The advice above was not written and is not intended to be used and cannot be used by any taxpayer for purposes of (I) avoiding United States federal income tax penalties that may be imposed, or (II) promoting, marketing or recommending to another party any transaction or matter addressed herein.

15.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS.

The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by making a public announcement thereof. In the event that the Fund so elects to extend the tender period, the NAV for the Shares tendered will be computed as of the close of ordinary trading on the New York Stock Exchange on the first business day following the Expiration Date, as extended. During any such extension, all Shares previously tendered and not purchased or withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time and from time to time up to and including the Expiration Date, to (a) terminate the Offer and not to purchase or pay for any Shares or, subject to applicable law, postpone payment for Shares upon the occurrence of any of the conditions specified in Section 5, “Certain Conditions of the Offer”; and (b) amend the Offer in any respect by making a public ann ouncement thereof. Such public announcement will be issued no later than 9:00 a.m. New York City time on the next business day after the previously scheduled Expiration Date and will disclose the approximate number of Shares tendered as of that date. Without limiting the manner in which the Fund may choose to make a public announcement of extension, termination or amendment, except as provided by applicable law, the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement.

If the Fund materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Fund increases or decreases the price to be paid for Shares, or the Fund increases or decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such incre ase or decrease is first published, sent or given, the Offer will be extended at least until the expiration of such period of ten business days.

16.

FEES AND EXPENSES.

The Fund will not pay to any broker or dealer, commercial bank, trust company or other person any solicitation fee for any Shares purchased pursuant to the Offer. The Fund will reimburse such persons for customary handling and mailing expenses incurred in forwarding the Offer. No such broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Fund or the Depositary for purposes of the Offer.

The Fund has retained Mellon Investor Services to act as Depositary and Information Agent. The Fund will pay the Depositary/Information Agent reasonable and customary compensation for its services and will also reimburse the Depositary/Information Agent for certain out-of-pocket expenses and indemnify it against certain liabilities.

17.

MISCELLANEOUS.

The Offer is not being made to, nor will the Fund accept tenders from, owners of Shares in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the making of the Offer or the tender of Shares would not be in compliance with the laws of such jurisdiction. However, the Fund reserves the right to exclude holders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. So long as the Fund makes a good-faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusions of holders residing in such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act.

JOHN HANCOCK PATRIOT PREMIUM DIVIDEND FUND II

August 26, 2008